EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 25, 2003, is made by and between Allied Bancshares (the "Bank Holding Company" or the "Employer"), the organizers (the "Organizers") of the Bank and the Bank Holding Company, First National Bank of Forsyth County, which is a proposed national bank (the "Bank"), and SAM R. STORY, an individual resident of Georgia (the "Executive").

The Employer and the Organizers are in the process of organizing the Bank, and the Executive has agreed to serve as Executive Vice President and Senior Lending Officer.  Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Employer. Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and the shareholders of the Bank Holding Company.  The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined below in Section 16 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Employment. Subject to approval of the Office of the Comptroller of the Currency, the Employer shall employ the Executive and the Executive shall serve the Employer, as Executive Vice President and Senior Lending Officer, upon the terms and conditions set forth herein. The Executive shall have such authority and position as are set forth in the bylaws or assigned by the President/CEO, or by the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his business time, attention, skill and efforts exclusively to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. Notwithstanding the foregoing, the Executive may devote reasonable periods of time to serve as a director or advisor to other organizations, to charitable and community activities, provided that such activities do not materially interfere with his dedication of time to the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Bank or the Bank Holding Company.

2.         Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the 1st day of September, 2003, but no later than the 1st day of October, 2003, and be for a term (the

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"Term") of five (5) years of the commencement date (the last day of the Term being referred to herein as the "Expiration Date").

3.         Compensation and Benefits.

(a)        The Employer shall pay the Executive a salary at a rate of not less than $100,000 per annum in accordance with the salary payment practices of the Employer. The Executive's salary shall be paid in pro-rata amounts for any partial year of service. The Board shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

(b)        The Executive shall participate in any retirement, welfare, deferred compensation, vacation, life and health insurance and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer and as established by by-laws or through the exercise of the Board's discretion, to the extent consistent with the terms of such plans or programs. Notwithstanding the foregoing, the Executive shall be entitled to fifteen (15) days "paid" vacation time annually. In the event the Executive does not utilize all fifteen (15) of his paid vacation days during any particular year, he may exercise either of two options: (i) he may request pro-rata payment for any vacation days that remain unused as of December 31 of each year; or (ii) he may elect to roll over the unused days into the following calendar year, but in no event may he roll over more than five (5) such unused vacation days, with the result that he shall never be entitled to more than twenty (20) paid vacation days in any given year.

(c)        The Executive shall participate in the Bank's long-term equity incentive program, if such a plan is established, and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Bank, to the extent allowable under state and federal laws and subject to shareholder approval, if necessary. On the date of the closing of the stock offering for the initial capitalization of the Bank, or as soon thereafter as an appropriate stock option plan is adopted at the discretion of the Board, the Bank shall grant to the Executive an option (the "Performance Option") to purchase 20,000 shares of Common Stock of the Bank Holding Company.  The award agreement for the Performance Option shall provide that one-fifth of the shares subject to the Performance Option will vest on the last day of each of the first five fiscal years of the Bank Holding Company beginning with the fiscal year which includes the Opening Date, but only if the Executive remains employed by the Bank and the Bank Holding Company on such date.

In addition, the award agreement for the Performance Option will provide that: (i) the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) all options shall be exercisable at any time during the ten years following the date of initial public offering at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of Grant; and (iii) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable

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by the Executive's will or by the applicable laws of descent and distribution. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan, if such a plan is established, in addition to the options granted hereunder.

 The Performance Option shall become immediately exercisable and shall become 100% vested upon a Change in Control.

(d)        The Executive may be eligible to receive a cash bonus in an amount determined at the sole discretion of the CEO and/or Board.  The Executive may receive a cash bonus of up to 20% of his base salary. The bonuses will be based upon certain performance levels or criteria.

(e)        Beginning upon the execution of this Agreement, the Employer shall provide the Executive with an automobile allowance in the amount of $300 per month.

(f)         In addition, the Employer shall be paid an upfront signing bonus in the amount of $20,000 on the third day of employment.

(g)        Beginning on the first day of the term of employment set forth in this Agreement, the Employer shall reimburse the Executive for reasonable travel and other expenses (including tuition, travel, and expense involving Stonier Graduate School) related to the Executive's duties which are reasonably incurred and accounted for in accordance with the normal accounting and record keeping practices of the Employer.

            4.         Termination.

(a)       The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

            (i)         on the death of the Executive;

            (ii) upon the disability of the Executive for a period of 90 days in any consecutive 120 day period which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable.  For purposes of this Agreement a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

            (iii) by the Employer for Cause upon delivery of a Notice of Termination to the Executive;

            (iv) by the Executive for Good Reason upon delivery of a Notice of Resignation to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary after the occurrence of a Change in Control;

             (v)        by the Employer if its effort to organize the Bank is abandoned;

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                (vi) by the Executive effective upon the 30th day after delivery of a Notice of Resignation. If this occurs, all bonuses not yet paid shall be forfeited by Executive. The Board shall retain the discretion and have the authority to dismiss Executive immediately upon receipt of the Executive's resignation, and pay will cease immediately; or

            (vii) by the Employer without cause effective upon the 10th day after delivery of a notice of termination.

 (b)        If the Executive's employment is terminated because of the Executive's death pursuant to clause (i) of Section 4(a), the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death and a pro-rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's death.

(c)        During the period of any incapacity leading up to the termination of the Executive's employment pursuant to clause (ii) of Section 4(a), the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all other benefits (with the exception of any bonus). Payment of all such salary and benefits shall cease on the earlier of: (i) the date of Executive's termination; or (ii) the date Executive becomes eligible for benefits under any long-term disability plan, insurance plan, or pension or retirement plan maintained by the Employer or any other source (e.g., Social Security); or (iii) a period of time not to exceed 90 days.  Moreover, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit, insurance plan, or pension or retirement plan of the Employer or any other source (e.g., Social Security). The Executive shall receive any bonus earned or accrued under the Bonus Plan prior to the date of incapacity.

(d)        If the Executive's employment is terminated for Cause pursuant to clause (iii) of Section 4(a), or if the Executive resigns pursuant to clause (vi) of Section 4(a), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination/resignation, subject to any reasonable offsets that may be appropriate under the circumstances. In such an event, all vested stock options must be exercised within 90 days of termination or be forfeited.

(e)        If the Executive's employment is terminated due to the Executive's resignation based on a Change in Control pursuant to clause (iv) of Section 4(a), in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i) the Employer shall pay the Executive severance compensation in an amount equal to 100% of his then current monthly base salary for a period of three months from the Termination Date.  At the sole discretion of the Board, the above-described severance compensation may be paid to the Executive in lump sum fashion within fifteen (15) days after the Termination Date, or alternatively, the Board may elect to make such payments on the first day of each month for three (3) months following the Termination Date.

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(ii) All stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested. All options shall be exercisable at any time during the ten years following the date of initial public offering at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of grant.

(f) If the Executive's employment is terminated pursuant to clause (vii) of Section 4(a), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary for a period of six (6) months from the Date of Termination, plus any bonus earned or accrued under the Bonus Plan through the Date of Termination. At the sole discretion of the Board, the above-described severance compensation may be paid to the Executive in lump sum fashion within fifteen (15) days after the Termination Date, or alternatively, the Board may elect to make such payments on the first day of each month for six (6) months following the Termination Date.

(g)        With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that upon termination of the Executive's employment, the Employer shall owe no further obligations to the Executive, and the Executive expressly waives and relinquishes any rights to any further compensation or benefits (exclusive of COBRA benefits).

 (h)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder

5.         Ownership of Work Product. The Employer shall own all Work Product created during the course of the Executive's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U. S. and international copyrights, patentable inventions, and other intellectual property rights in any programming documentation, technology or other work product that relates to the Employer, its business or its customers and that Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.         Protection of Trade Secrets. The Executive shall keep secret and retain in the strictest confidence, and shall not disclose, publish, disseminate, or otherwise reveal or use, for the benefit of himself or others, any Trade Secrets of the Employer, during his employment and following termination of the Executive's employment, so long as he is receiving

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compensation from the Employer, or for a period of 12 months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), whichever period is longer. As provided by Georgia statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

7.         Protection of Other Confidential Information. In addition to the foregoing, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to disclose, publish, disseminate, or otherwise reveal or use, for the benefit of himself or others, any Confidential Business Information of the Employer, during his employment and following termination of the Executive's employment, so long as he is receiving compensation from the Employer, or for a period of 12 months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), whichever period is longer. By way of illustration, "Confidential Business Information" shall include but not be limited to any internal, non-public information (in addition to the Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and transaction histories; and employee lists. The above-described provisions of Sections 6 and 7 of this Agreement shall also apply to protect Trade Secrets and Confidential Business Information of third parties which were provided to the Employer under an obligation of secrecy or confidentiality.

8.         Return of Materials. The Executive shall surrender to the Employer, promptly upon its request, and in any event upon any termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, manuals, drawings, customer lists and transaction histories, prospect data, financial data, business plans, product plans, marketing plans, employee lists, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession, custody, or control, including all copies thereof, relating to the Employer, its business, its employees, or its customers. Upon the request of the Employer, the Executive shall certify in writing his compliance with the foregoing requirement.

9.         Restrictive Covenants.

(a)        No Solicitation of Customers. During the Executive's employment with the Employer, and after termination of the Executive's employment, so long as he is receiving compensation from the Employer, or for a period of 12 months (but in no event beyond the Expiration Date) following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf, or in the service of or on behalf of others: (A) solicit, divert, or appropriate to or for a Competing Business; or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that: (i) was a customer of the Employer on Executive's Date of Termination; and (ii) is either located in the

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Territory (as defined below), or is a person or entity with whom the Executive had material contact while working for Employer (irrespective of that customer's geographic location).

(b)        No Recruitment of Personnel. During the Executive's employment with the Employer and after termination of the Executive's employment, so long as he is receiving compensation from the Employer, or for a period of 12 months (but in no event beyond the Expiration Date) following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), the Executive shall not, either directly or indirectly, on the Executive's own behalf, or in the service of or on behalf of others: (A) solicit, divert, or hire away; or (B) attempt to solicit, divert or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer, engaged or experienced in the Business, regardless of whether: (i) the employee or consultant is full-time or temporary; (ii) the employment or engagement is pursuant to written agreement; or (iii) the employment is for a determined period or is at will.

(c)        Non-Competition Agreement. During the Executive's employment with the Employer, and after termination of the Executive's employment, so long as he is receiving compensation from the Employer, or for a period of 12 months (but in no event beyond the Expiration Date) following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), the Executive shall not (without the prior written consent of the Employer) compete with the Employer in the Territory by, directly or indirectly, forming, serving as an organizer, director or officer of, or advisor to, or acquiring or maintaining any interest in, a depository financial institution or holding company therefore, which is engaged in the Business within the Territory.

10.       Independent Provisions and Saving Clause.  Should any of the provisions of this Agreement, or any subpart thereof, hereafter be construed to be invalid or unenforceable, the same shall not effect the validity of the remainder of the provisions, paragraphs, or subparagraphs, which will be given full effect without regard to the invalid portions. Each provision, paragraph, or subparagraph of the Agreement is severable from all others and constitutes a separate and distinct covenant.

11.       Successors; Binding Agreement. The rights and obligations of this Agreement shall be binding on and inure to the benefit of the surviving corporation or entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties, including but not limited to the Bank. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement, shall pass after death to the personal representatives of his estate, consistent with the terms of Section 4(b) above.

12.       Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided

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however that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Corporate Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.

14.       Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement. Any waiver of any provision or part thereof shall be unenforceable unless documented in writing and signed by both parties.

15.       Enforcement. Executive acknowledges that the Restrictive Covenants contained in Section 9(a), 9(b), and 9(c) have been called to Executive's attention and have been explained to him. Executive understands that they are material covenants of this Agreement and without his agreement to the provisions herein, the Employer would not agree to hire or continue to employ Executive in the capacity described in this Agreement. Executive recognizes that the restrictions contained herein are reasonable restraints upon the Executive and that compliance with the above covenants is necessary to protect the business and goodwill of the Employer, and that any breach or threatened breach of any of the above covenants will cause irreparable harm and continual injury to the Employer, for which money damages may not be adequate. Without limiting other possible remedies to the Employer for breach of this Agreement, the Executive agrees that in the event of any breach of any covenant contained in Section 9(a), 9(b), or 9(c), the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief, including but not limited to monetary damages. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorneys' fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.       Certain Definitions.

(a)        "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer as of Executive's Date of Termination or any other conduct or action by a lending institution as permitted by Federal or State law now or in the future.

(b)        "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the conviction of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement

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that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer, intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action; (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (F) the Executive is adjudicated bankrupt or the Executive files for voluntary bankruptcy; or (G) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement.

(c)        "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of the Employer, provided however that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement be considered as a member of the Incumbent Board, provided further that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest", as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(ii) An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

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(iii) Approval by the shareholders of the Employer of:  (A) a merger, consolidation, or reorganization involving the Employer; (B) a complete liquidation or dissolution of the Employer; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(iv) A notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or any other bank regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

(d)        "Competing Business" shall mean any business that, in whole or in part, is the same or similar, or substantially the same or similar as the Business.

(e) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described below:

(i) a negative change in the Executive's status, title, position or responsibilities;

(ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty days of the date due;

(iii) the Employer's requiring the Executive to be based at any place outside a 10-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety  days preceding the date of a Change in Control;

(v) Any material breach by the Employer of any material provision of this Agreement.

            (f)         "Territory" shall mean Forsyth County, Georgia.

            17.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, if any, oral or written, between the parties hereto with respect to the subject matter hereof. There have been no other representations made, express or implied, as to the subject matter hereof.  This Agreement may be modified only by written instrument duly executed by each of the parties hereto prior to the effective date of any such amendment or modification.

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18.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

EMPLOYEE s/Sam R. Story Sam R. Story	ALLIED BANCSHARES, INC. s/Andrew K. Walker Andrew K. Walker, President/CEO

Signed, sealed and delivered in the presence of: Unofficial Witness Notary Public My Commission Expires: (NOTARY SEAL)

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